As filed with the Securities and Exchange Commission on April 18, 2014.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

22nd CENTURY GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	98-0468420
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9530 Main Street, Clarence, New York 14031

(Address of Principal Executive Office)( Zip Code)

22nd CENTURY GROUP, INC. 2014 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Joseph Pandolfino

Chief Executive Officer

22nd Century Group, Inc.

9530 Main Street

Clarence, New York 14031

(Name and address of agent for service)

(716) 270-1523

(Telephone Number, including area code, for agent for service)

Copy to:

Michael B. Kirwan, Esq.

Thomas L. James, Esq.

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

(904) 359-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock (par value $0.00001 par value per share)	5,000,000	$2.54	$12,700,000	$1,635.76
Total	5,000,000		$12,700,000	$1,635.76	(3)

(1)         In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of common stock that may be offered or issued in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock under those plans, or other similar event.

(2)         Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of the average of the high and low sale prices of our common stock on the NYSE MKT on April 14, 2014, in accordance with Rule 457(c) under the Securities Act of 1933, as amended, for the 5,000,000 shares available for future issuance under the Plan.

(3)         On February 4, 2013, the Registrant filed a Form S-1 Registration Statement (File No. 333-186449) and paid a filing fee of $2,680. Prior to effectiveness of the Registration Statement, the Registrant reduced the number of securities being registered. Accordingly, the Registrant did not sell an aggregate of $1,227 of securities pursuant to the Registration Statement. Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby applies $1,227 of the previously paid filing fee against amounts due herewith.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information *

Item 2. Registrant Information and Employee Plan Annual Information *

*	The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the Note to Part I of Form S-8.

 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013;
(b)	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 2013 (other than those reports (or sections thereof) that were furnished and not filed); and
(c)	The description of the Registrant’s common stock contained in or incorporated into our Registration Statement on Form 8-A, filed March 6, 2014, and any amendment or report updating that description.

In addition, all documents filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide the Registrant with the power to indemnify any of its directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, the Registrant’s best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

The Registrant’s amended and restated bylaws include an indemnification provision under which it has the power to indemnify, to the extent permitted under Nevada law, its current and former directors and officers, or any person who serves or served at the Registrant’s request for its benefit as a director or officer of another corporation or its representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of the Registrant or any of its subsidiaries. The Registrant may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he, she or it is not entitled to be indemnified by it.

The Registrant’s amended and restated articles of incorporation provide that it shall indemnify directors and officers to the fullest extent permitted by the NRS. The amended and restated articles of incorporation also provide a limitation of liability such that no director or officer shall be personally liable to the Registrant or any of its stockholders to the fullest extent permitted by the NRS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons under Nevada law or otherwise, the Registrant has been advised the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by the Registrant for expenses incurred or paid by a director, officer or controlling person in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Reference is made to the attached Exhibit Index, which is incorporated herein by reference.

Item 9.    Undertakings

The undersigned hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Articles of Incorporation or Bylaws of the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Clarence, New York, on this 18th day of April 2014.

22ND CENTURY GROUP, INC.

By:	/s/ Joseph Pandolfino
Joseph Pandolfino
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph Pandolfino and Henry Sicignano III, and each of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 18th day of April 2014.

Signature	Title

/s/ Joseph Pandolfino Joseph Pandolfino	Chief Executive Officer and Chairman (Principal Executive Officer)

/s/ John T. Brodfuehrer John T. Brodfuehrer	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Henry Sicignano III Henry Sicignano III	President, Secretary and Director

/s/ Joseph Alexander Dunn Joseph Alexander Dunn, Ph.D.	Director

/s/ James W. Cornell James W. Cornell	Director

/s/ Richard M. Sanders Richard M. Sanders	Director

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

4.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the year ended September 30, 2010).

4.1.1	Certificate of Amendment to Articles of Incorporation (incorporated by reference from Appendix A to the Company’s definitive proxy statement filed March 4, 2014).

4.2	Amended and Restated Bylaws (Incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013).

5.1	Opinion of Foley & Lardner LLP with respect to the legality of the shares being registered (filed herewith).
10.1	22nd Century Group, Inc. 2014 Omnibus Incentive Plan (incorporated by reference from Appendix B to the Company’s definitive proxy statement filed March 4, 2014).
10.2	Form of Restricted Stock Award Agreement under 22nd Century Group, Inc. 2014 Omnibus Incentive Plan (incorporated by reference from Form 8-K filed April 14, 2014).
10.3	Form of Stock Option Award Agreement under 22nd Century Group, Inc. 2014 Omnibus Incentive Plan (incorporated by reference from Form 8-K filed April 14, 2014).
23.1	Consent of Freed Maxick CPAs, P.C. (filed herewith).
23.2	Consent of Foley & Lardner LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in signature page hereto).

Documents incorporated by reference to filings made by 22nd Century Group, Inc. under the Securities Exchange Act of 1934 are under SEC File No. 000-54111.